PROSPECTUS

                                 378,728 Shares

                         WASHINGTON TRUST BANCORP, INC.

                                  Common Stock

                                $0.0625 Par Value
                       ----------------------------------

                                  THE OFFERING

This Prospectus relates to 378,728 shares of Common Stock, $0.0625 par value, of Washington Trust Bancorp, Inc. (the "Corporation"), including the associated common share purchase rights (the "Rights") issued pursuant to the Rights Agreement between the Corporation and The Washington Trust Company, as Rights Agent, purchased or which may be purchased by certain officers and directors of the Corporation (the "Selling Shareholders") pursuant to stock options granted pursuant to the Corporation's Amended and Restated 1988 Stock Option Plan, as amended. Specific information as to the Selling Shareholders may be found on page 3 of this Prospectus. The Corporation has been informed that said 378,728 shares of Common Stock may be offered from time to time publicly by the Selling Shareholders through one or more transactions in the over-the-counter market or through one or more brokers. The shares will be offered at prices prevailing at the time of sale. The closing price for the Common Stock on The Nasdaq Stock Market on June 6, 1997 was $27.00 per share.

The Selling Shareholders and anyone effecting sales on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts given may be regarded as underwriting commissions or discounts under said Act.

The Corporation will not receive any of the proceeds from sales by the Selling Shareholders.
                       -------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       --------------------------------

The date of this Prospectus is June 6, 1997.

                            AVAILABLE INFORMATION

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Corporation's Common Stock is listed on The Nasdaq Stock Market, and such reports, proxy statements and certain other information concerning the Corporation may also be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

         The Corporation will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document unless such exhibits are specifically incorporated by reference. Requests for such documents should be directed to Washington Trust Bancorp, Inc., 23 Broad Street, Westerly, Rhode Island 02891, Attn: David V. Devault, Vice President, Treasurer and Chief Financial Officer (telephone number 401-348-1200).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

There are incorporated herein by reference the following documents:

1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to Section 13(a) of the Exchange Act.

2. The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission pursuant to Section 13(a) of the Exchange Act.

3. The description of the Corporation's Common Stock which is contained in its Registration Statement filed under the Exchange Act, including all amendments and reports updating such description, and the description of the Rights which is contained in its Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on August 16, 1996, and Amendment No. 1 on Form 8-A/A thereto, and all amendments thereto and reports filed for the purpose of updating such description.

4. All other documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Prospectus.

                         WASHINGTON TRUST BANCORP, INC.

Washington Trust Bancorp, Inc. is a bank holding company that has as its principal subsidiary The Washington Trust Company (the "Bank"), which engages in a general commercial banking and trust business. The Corporation is registered under the Bank Holding Company Act of 1956. The executive offices of the Corporation are located at 23 Broad Street, Westerly, Rhode Island 02891 (Telephone: 401-348-1200).

                              SELLING SHAREHOLDERS

Set forth below is information as to the Selling Shareholders as of April 30, 1997, the number of shares of Common Stock of the Corporation beneficially owned, the number which may be offered as set forth on the cover of this Prospectus (assuming certain stock options are exercised) and the number of shares to be owned after completion of the offering assuming all shares are sold.

                                                         Number of        Number of       Percentage of
                              Number of Shares of        Shares Which     Shares To Be    Class to be Owned
Name and Position             Common Stock               May Be           Owned After     After Offering
with Corporation              Beneficially Owned (1)     Offered (2)      Offering
----------------              ----------------------    ------------      ---------       ----------------
John C. Warren                          3,167                15,305          3,167             *
Director, President and
Chief Executive Officer,
former Chief Operating
Officer

Joseph J. Kirby                        12,231               119,937            576             *
Director, former Chairman,
President and
Chief Executive Officer

David V. Devault                        4,958                32,125             84             *
Vice President,
Treasurer and
Chief Financial Officer




                                                                           Number of       Percentage of
                              Number of Shares of       Number of Shares   Shares To Be    Class to be
Name and Position             Common Stock              Which May          Owned After     Owned After
with Corporation              Beneficially Owned (1)    Be Offered(2)      Offering        Offering
-----------------             ----------------------    ----------------   ------------    ------------
Harvey C. Perry II                     6,007                 28,548              14            *
Vice President and Secretary

Stephen M. Bessette                        0                      0               0            *
Senior Vice President -
Retail Lending of the
Bank

Vernon F. Bliven                       3,509                 14,399             432            *
Senior Vice President -
Human Resources of the Bank

Robert G. Cocks, Jr.                     290                 16,406             290            *
Senior Vice President -
Lending of the Bank

Louis W. Gingerella, Jr.                 124                 12,173             124            *
Senior Vice President -
Credit Administration of
the Bank

B. Michael Rauh, Jr.                   1,136                  9,865           1,136            *
Senior Vice President -
Retail Banking of the Bank

Gary E. Bennett                          432                  4,500             432            *
Director

Steven J. Crandall                     1,113                 13,500           1,113            *
Director

Richard A. Grills                    122,841                 13,500         122,841          2.81%
Director

Larry J. Hirsch                        3,436                  4,500           2,070            *
Director

Katherine W. Hoxsie                   22,639                 13,500          22,639            *
Director

Mary E. Kennard                          900                  4,500             132            *
Director







                                                                          Number of       Percentage of
                              Number of Shares of       Number of Shares  Shares To Be    Class to be
Name and Position             Common Stock              Shares Which May  Owned After     Owned After
with Corporation              Beneficially Owned (1)    Be Offered (2)    Offering        Offering
----------------              ----------------------    ----------------  ------------    -------------
James W. McCormick, Jr.                12,835                13,500            8,835          *
Director

Brendan P. O'Donnell                    6,952                13,410            6,952          *
Director

Victor J. Orsinger, II                 13,137                11,953            7,200          *
Director

Anthony J. Rose, Jr.                   71,533                13,500           70,221        1.60%
Director

James P. Sullivan                       1,773                12,207            1,773          *
Director

Neil H. Thorp                           9,632                11,400            8,057          *
Director

----------------
* Less than one percent.

         (1) Includes shares beneficially owned as of April 30, 1997 by each individual as reported to the Commission in accordance with Section 16(a) of the Exchange Act.
         (2) Includes shares owned that were purchased pursuant to stock options granted by the Corporation and shares that may be purchased pursuant to both vested and nonvested stock options granted by the Corporation.

                                     EXPERTS

The consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, incorporated by reference in the Registration Statement have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Future financial statements of the Corporation that are examined by KPMG Peat Marwick LLP also will be incorporated by reference in the Registration Statement in reliance upon said authority of that firm to the extent that such firm has reported on those statements and consented to the use of their reports therein.